Exhibit 99.1

Gaming Partners International Corporation Reports Financial Results for the Third Quarter and First Nine Months of 2015

Las Vegas, NV (PR Newswire) (November 12, 2015) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the third quarter and nine months ended September 30, 2015.

For the third quarter of 2015, our revenues were $19.9 million, a decrease of $0.4 million, or 2.0%, compared to revenues of $20.3 million for the same period of 2014. For the third quarter of 2015, our net income was $1.7 million, compared to a net income of $2.8 million for the same period in 2014. The decrease in net income was primarily due to an increase in bad debt expense in 2015, and the absence of a tax benefit similar to the income tax benefit recorded in the third quarter of 2014.

For the first nine months of 2015, our revenues were $54.7 million, an increase of $13.7 million, or 33.4%, compared to revenues of $41.0 million for the same period of 2014. For the first nine months of 2015, our net income was $3.5 million, compared to net income of $0.5 million for the same period of 2014. The increase was primarily due to the additional revenue generated and synergies created as a result of the GemGroup Acquisition.

“We are quite pleased with our results for the first nine months of 2015,” commented Gregory Gronau, GPIC President and Chief Executive Officer. “While casino currency sales fell short of matching 2014’s results, every other product line exceeded 2014, led by playing cards, where sales of $18.2 million nearly doubled 2014 sales, largely due to the GemGroup Acquisition. Further, the synergies we have been able to achieve helped drive the significant increase in net income when compared to the same period last year.” Mr. Gronau continued, “We are now less reliant on new casino openings for revenue and net income growth than at any time in the Company’s recent history.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Gemaco® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; playing cards; table layouts; gaming furniture and table accessories; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; fulfillment of product orders; new products; future share repurchases; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K/A for the period ended December 31, 2014, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gregory Gronau, President and Chief Executive Officer

+1.702.384.2425

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share amounts)

	September 30,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$12,829	$8,969
Marketable securities	5,353	3,597
Accounts receivable, net	10,663	10,327
Inventories	10,727	9,063
Prepaid expenses	729	749
Deferred income tax assets	1,389	1,011
Other current assets	2,778	2,273
Total current assets	44,468	35,989
Property and equipment, net	15,142	15,087
Goodwill	10,292	10,292
Intangibles, net	2,575	2,794
Deferred income tax assets	2,149	2,003
Inventories, non-current	380	523
Other assets	1,530	1,706
Total assets	$76,536	$68,394

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,301	$3,321
Accrued liabilities	4,165	3,906
Customer deposits and deferred revenue	6,496	2,224
Current portion of long term debt	1,334	10,000
Income taxes payable	841	343
Total current liabilities	17,137	19,794
Long term debt	8,341	-
Deferred income tax liabilities	210	272
Other liabilities	80	63
Total liabilities	25,768	20,129

Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value, none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value, 8,219,577 and 7,928,594 issued and outstanding, respectively, as of September 30, 2015, and 8,207,077 and 7,916,094 issued and outstanding, respectively, as of December 31, 2014	82	82
Additional paid-in capital	20,042	19,886
Treasury stock at cost: 290,983 shares	(2,263)	(2,263)
Retained earnings	34,371	30,881
Accumulated other comprehensive loss	(1,464)	(321)
Total stockholders' equity	50,768	48,265
Total liabilities and stockholders' equity	$76,536	$68,394

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues	$19,844	$20,253	$54,749	$41,028
Cost of revenues	13,391	13,447	37,338	28,710
Gross profit	6,453	6,806	17,411	12,318

Marketing and sales	1,616	1,840	4,800	4,486
General and administrative	2,565	2,041	7,448	6,151
Research and development	250	324	900	1,178
Operating income	2,022	2,601	4,263	503
Other income, net	127	127	59	232
Income before income taxes	2,149	2,728	4,322	735
Income tax provision (benefit)	474	(40)	832	252
Net income	$1,675	$2,768	$3,490	$483

Earnings per share:
Basic	$0.21	$0.35	$0.44	$0.06
Diluted	$0.21	$0.35	$0.43	$0.06
Weighted-average shares of common stock outstanding:
Basic	7,929	7,916	7,924	7,916
Diluted	8,049	8,015	8,038	8,016